Exhibit 10.5

INCENTIVE STOCK OPTION AWARD AGREEMENT

RigNet, Inc. Omnibus Incentive Plan

This INCENTIVE STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made by and between RigNet, Inc. a Delaware corporation (the “Company”), and the Holder effective as of the Grant Date pursuant to the RigNet, Inc. Omnibus Incentive Plan (the “Plan”), a copy of which previously has been made available to the Holder and the terms and provisions of which are incorporated by reference herein. The Company hereby grants to the Holder an option to purchase the number of shares of Stock of the Company as specified herein (the “Option”):

Holder:	_###PARTICIPANT_NAME###_

Grant Date:	_###GRANT_DATE###_______

Expiration Date:	_###EXPIRY_DATE###_______

Number of Option Shares:	_###TOTAL_AWARDS###____

Option Price per Share:	_###GRANT_PRICE###______

Vesting Schedule	The Option that is granted hereby shall vest and become exercisable in accordance with the following schedule, provided that the Holder’s employment with the Company and its Affiliates has not terminated prior to the applicable vesting date:

###VEST_SCHEDULE_TABLE###

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

a.

“Cause” is defined as any of the following: (i) the Holder’s plea of guilty or nolo contendere, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by the Holder of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records; (iii) the Holder’s failure to perform his duties (other than by reason of Disability); (iv) the Holder’s engagement in misconduct that is materially injurious to the Company (monetarily or otherwise); (v) the Holder’s breach of any confidentiality, noncompetition or non-solicitation obligations to the Company, including but not limited to engagement in Detrimental Activity; (vi) the Holder’s commencement of employment with an unrelated employer; (vii) material violation by the Holder of any of the Company’s written policies, including but not limited to any harassment and/or non-discrimination policies; or (viii) the Holder’s gross negligence in the performance of his or her duties.

b.

“Confidential Information” means material of a secret or confidential nature relating to the business, products, or services of the Company or any Affiliate acquired by the Holder during employment with the Company or any Affiliate. “Confidential Information” excludes any information readily available to members of the general public.

c.

“Detrimental Activity” shall include, unless otherwise modified by the Company in connection with a Change in Control: (i) rendering services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company or any Affiliate; (ii) disclosing to anyone outside the Company or any Affiliate, other than the Company’s or any Affiliate’s business, without prior written authorization from the Company or any Affiliate, any Confidential Information; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company or any Affiliate to leave his or her employment, whether done on the Holder’s own account or on account of any person, organization, or business which is or becomes competitive with the Company or any Affiliate; or (iv) directly or indirectly soliciting the trade or business of any customer of the Company or any Affiliate.

d.

“Good Reason” means the occurrence of any of the following without the Holder’s prior written consent: (i) a material adverse change in the Holder’s position, authority, duties or responsibilities, excluding a change in reporting relationships; (ii) a material reduction in the Holder’s base salary; (iii) a material diminution of the Holder’s employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans); or (iv) the relocation of the Holder’s principal place of employment by more than 50 miles from such location as of the Grant Date. Notwithstanding the foregoing, a “Good Reason” shall not exist unless the Holder notifies the Company of the existence of the condition described in this Section 1(c) within ninety (90) days of the initial existence of the condition and the Company does not remedy the condition within thirty (30) days following receipt of such notice.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.

Grant of Option. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code (the “Code”), although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Holder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Option or portions thereof which exceeds such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options. The Option shall expire on the Expiration Date.

3.	Vesting.

a.

Forfeiture. If the Holder ceases to be employed by the Company or an Affiliate for any reason before the applicable vesting date, other than in accordance with subsections (b) and (c) below, the unvested portion of the Option shall be forfeited to the Company on the date the Holder ceases to be employed by the Company or an Affiliate. If the Holder breaches, before the applicable vesting date, any non-competition, confidentiality, restrictive covenant or other similar agreement with the Company to which the Holder is subject, the unvested portion of the Option shall be forfeited to the Company on the date the Holder breaches such agreement or covenant. The Holder may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (i) the date three (3) months following the termination of the Holder’s employment with the Company, or (ii) the Expiration Date.

b.

Death or Disability. If the Holder’s employment terminates due to death or Disability, the unvested portion of the Option shall automatically become 100% vested on the Holder’s date of termination. The Holder or, in the case of the Holder’s death, the Holder’s executor, administrator, heir or legatee, as the case may be, may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (i) the date twelve (12) months following the termination of the Holder’s employment with the Company, or (ii) the Expiration Date.

c.

Change in Control. If a Change in Control occurs and the Holder’s employment is terminated by the Company or an Affiliate without Cause or by the Holder for Good Reason, and the Holder’s date of termination occurs within twelve (12) months following the Change in Control, the unvested portion of the Option shall automatically become 100% vested on the Holder’s date of termination. The Holder may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (i) the date three (3) months following the termination of the Holder’s employment with the Company, or (ii) the Expiration Date.

4.

Option Does Not Award Any Rights of a Shareholder. The Holder shall not have the voting rights or any of the other rights, powers or privileges of a holder of Stock with respect to the Option that is awarded hereby. Only after the Option is exercised will the Holder have all of the rights of a shareholder with respect to each share of Stock issued in exchange for the Option.

5.	Manner of Exercise.

a.

Election to Exercise. To exercise the Option, the Holder or in the case of exercise after the Holder’s death or incapacity, the Holder’s executor, administrator, heir or legatee, as the case may be shall deliver to the Company a fully completed and executed notice of exercise (“Notice of Exercise”), in such form as may be designated by the Company in its sole discretion, which shall set forth, inter alia:

i.	the Holder’s election to exercise the Option;

ii.	the number of shares of Stock being purchased;

iii.	any restrictions imposed on the shares; and

iv.	any representations, warranties and agreements regarding the Holder’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

If someone other than the Holder exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

b.

Payment of Option Price. The Option Price for the shares of Stock to be acquired on exercise of the Option shall be payable in full at the time of exercise in accordance with the provisions of the Plan, as amended from time to time, plus an amount sufficient to satisfy any tax withholding obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of the Plan pertaining to the methods of exercise.

c.

Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Stock registered in the name of the Holder, the Holder’s authorized assignee, or the Holder’s legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company, and such shares shall be transferable by the Holder (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

6.

Qualification as an Incentive Stock Option. It is understood that this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Holder understands that in order to obtain the benefits of an Incentive Stock Option, no sale or other disposition may be made of shares for which Incentive Stock Option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date. The Holder understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Holder incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an Incentive Stock Option within the meaning of the Code.

7.

Disqualifying Disposition. If the Holder disposes of the shares of Stock prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the shares are transferred to the Holder pursuant to the exercise of the Option (a “Disqualifying Disposition”), the Holder shall notify the Company in writing within ten (10) days after such disposition of the date and terms of such disposition. The Holder also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

8.

Transferability. No portion of the Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all Incentive Stock Options granted to an Employee herein shall be exercisable during his or her lifetime only by such Employee.

9.

Capital Adjustments and Reorganizations. The existence of the Option shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

10.	Covenant Not To Compete; Solicit or Disclose Confidential Information.

a.

The Holder acknowledges that he or she is in possession of and has access to Confidential Information and that he or she will continue to have such possession and access during employment by the Company. The Holder also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Holder agrees that as partial consideration for the Option granted herein that should the Holder engage in any Detrimental Activity at any time during his or her employment or during a period of one year following his or her termination, the Company shall be entitled to: (i) recover from the Holder any shares that have been issued under the Option; (ii) seek injunctive relief against the Holder pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement; and (iv) set off any such sums to which the Company is entitled hereunder against any such sum which may be owed to the Holder by the Company.

b.

Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Holder agrees that the foregoing covenants may be enforced by the Company in the event of breach by him or her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

c.

The covenants and provisions of this Section 10 are severable and separate, and the unenforceability of any specific covenant or provision shall not affect the enforceability of any other covenant or provision. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or time set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the panel or court deems reasonable, and this Agreement shall thereby be reformed.

d.

Each of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Holder against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or provisions.

11.

Tax Withholding. To the extent that the receipt of the Option, any payment in cash or shares of Stock or the vesting of the Option results in income to the Holder for federal, state or local income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, the Holder shall deliver to the Company at the time of such receipt, payment or vesting, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Holder fails to do so, the Company is authorized to withhold from the shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Holder in any capacity any tax required to be withheld by reason of such resulting income.

12.

No Fractional Shares. All provisions of this Agreement concern whole shares. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

13.	Nontransferability. This Agreement is not transferable by the Holder otherwise than by will or by the laws of descent and distribution.

14.

Employment Relationship. For purposes of this Agreement, the Holder shall be considered to be in the employment of the Company and its Affiliates as long as the Holder has an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

15.

Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ the Holder for any period of time.

16.

Legend. The Holder consents to the placing on the certificate for the shares issued hereunder an appropriate legend restricting resale or other transfer of the shares except in accordance with all applicable securities laws and rules thereunder.

17.

Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be deemed to have been duly given when delivered or mailed to the Company or the Holder, as applicable, by (a) personal delivery; (b) United States registered mail, return receipt requested, postage prepaid, addressed to the Company at the then current address of the Company’s principal corporate office, or to the Holder at the Holder’s residential address indicated in the Company’s records; or (c) email to the Company at LegalDesk@rig.net or to the Holder at the Holder’s email address indicated in the Company’s records.

18.

Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Holder. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

19.

Arbitration. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee. Any controversy arising out of or relating to the Plan or this Agreement shall be resolved by arbitration conducted in accordance with the terms of the Plan. The arbitration shall be final and binding on the parties.

20.

Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

21.

Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Option granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, the Holder’s permitted assigns, executors, administrators, agents, legal and personal representatives.

22.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but all of which taken together shall constitute one and the same instrument.

23.	Recoupment. If the Holder is subject to the Company’s clawback policy (the “Policy”), the Holder agrees that the Option is subject to the terms of the Policy, as may be amended from time to time.

24.

Compliance with Section 409A. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to qualify for the statutory stock option exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the nonstatutory stock option exception to Section 409A to the maximum extent possible. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Holder (or any other individual claiming a benefit through the Holder) as a result of the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Holder and the Company agree and acknowledge that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.

Holder		RigNet, Inc.

By:		By:	/s/ Steven E. Pickett
Name:	[NAME]	Name:	Steven E. Pickett
		Title:	CEO & President